Exhibit 99.1

March 3, 2005

Reporters May Contact:

Shirley Norton 415-622-4041

Bank of America reaches agreement to settle WorldCom class action litigation

CHARLOTTE – Bank of America announced today that is has reached an agreement to settle class action litigation entitled In re WorldCom, Inc. Securities Litigation brought on behalf of purchasers of WorldCom securities that is pending in the United States District Court for the Southern District of New York (Master File No. 02 CIV 3288).

Under the terms of the settlement agreement, which is subject to court approval, subsidiaries of Bank of America Corporation named as defendants in the litigation will make a payment of $460.5 million to the settlement class. Plaintiffs’ attorneys’ fees will be paid out of the settlement.

Bank of America believes it is in the best interests of the company to resolve these claims and put this litigation behind it and focus efforts on creating greater value for the shareholder. Under the settlement, Bank of America denied that it violated any law and explained that it settled the matter in order to eliminate the uncertainties, expense and distraction of further litigation.

The expense of the settlement was provided for in prior periods.

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving 33 million consumer relationships through more than 5,800 retail banking offices and 16,700 ATMs and through award-winning online banking with more than twelve million active users. Bank of America is the No. 1 Small Business Administration Lender in the United States by the SBA. The company serves clients in 150 countries and has relationships with 96 percent of the U.S. Fortune 500 companies and 82 percent of the Global Fortune 500. Bank of America Corporation stock (ticker: BAC) is listed on the New York Stock Exchange.

www.bankofamerica.com